As filed with the Securities and Exchange Commission on May 26, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KAISER ALUMINUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-3030279
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

27422 Portola Parkway, Suite 200 Foothill Ranch, California	92610-2831
(Address of Principal Executive Offices)	(Zip Code)

KAISER ALUMINUM CORPORATION

2016 EQUITY AND INCENTIVE COMPENSATION PLAN

(Full title of the plan)

John M. Donnan

Executive Vice President – Legal, Compliance and Human Resources

Kaiser Aluminum Corporation

27422 Portola Parkway, Suite 200

Foothill Ranch, California 92610-2831

(Name and address of agent for service)

(949) 614-1740

(Telephone number, including area code, of agent for service)

with a copy to:

Troy B. Lewis

Charles T. Haag

Jones Day

2727 North Harwood Street

Dallas, Texas 75201

(214) 220-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share(4)	1,458,000 shares	$82.94	$120,926,520	$12,178

(1)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also covers such additional shares of common stock as may become issuable pursuant to the anti-dilution provisions of the Kaiser Aluminum Corporation 2016 Equity and Incentive Compensation Plan (the “Plan”).
(2)	Represents the maximum number of shares of common stock issuable under the Plan, including any shares of common stock subject to an award granted under the Kaiser Aluminum Corporation Amended and Restated 2006 Equity and Performance Incentive Plan that are cancelled, forfeited, expire or are settled for cash (in whole or in part) as described further in the Plan after December 31, 2015.
(3)	Estimated solely for the purposes of determining the amount of the registration fee, pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low prices per share of the common stock of Kaiser Aluminum Corporation (the “Company”) as reported on the Nasdaq Global Select Market on May 19, 2016.
(4)	Each share of common stock includes one preferred stock purchase right.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the employee benefit plan information and other information required by Part I of Form S-8 will be sent or given to participants under the Plan as specified by Rule 428 under the Securities Act. In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. The Company will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Company will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

(b)	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016;

(c)	The following Current Reports on Form 8-K filed with the Commission on:

•	January 5, 2016,

•	January 15, 2016,

•	March 10, 2016,

•	April 8, 2016,

•	April 28, 2016, and

•	May 12, 2016;

(d)	The description of the Company’s common stock, par value $0.01 per share, contained in the Company’s Registration Statement on Form 8-A filed on July 6, 2006, including any amendment or report filed for purposes of updating the description; and

(e)	The description of the preferred stock purchase rights associated with the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed on April 8, 2016, including any amendment or report filed for purposes of updating the description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding information deemed to be furnished and not filed with the Commission) subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Indemnification

The certificate of incorporation of the Company limits the liability of the Company’s directors to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). The DCGL provides that a corporation may limit the personal liability of its directors for monetary damages for breach of that individual’s fiduciary duties as a director except for liability for any of the following: (a) a breach of the director’s duty of loyalty to the corporation or its stockholders; (b) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (c) certain unlawful payments of dividends or unlawful stock repurchases or redemptions; or (d) any transaction from which the director derived an improper personal benefit. This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Section 145 of the DGCL generally provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The DCGL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

The Company’s certificate of incorporation provides that the Company is required to indemnify its directors and officers to the fullest extent permitted or required by the DGCL, although, except with respect to certain actions, suits or proceedings to enforce rights to indemnification, a director or officer will only be indemnified with respect to any action, suit or proceeding such person initiated to the extent such action, suit or proceeding was authorized by the Company’s board of directors. The Company’s certificate of incorporation also requires the Company to advance expenses incurred by a director or officer in connection with the defense of any action, suit or proceeding arising out of that person’s status or service as director or officer of the Company or as director, officer, employee or agent of another enterprise, if serving at the Company’s request. In addition, the Company’s certificate of incorporation permits the Company to secure insurance to protect itself and any director, officer, employee or agent of the Company or any other corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss.

In addition, the Company has entered into indemnification agreements with each of its directors and executive officers containing provisions that obligate the Company to, among other things:

•	indemnify, defend and hold harmless the director or officer to the fullest extent permitted or required by Delaware law, except that, subject to certain exceptions, the director or officer will be indemnified with respect to a claim initiated by such director or officer against the Company or any other director or officer of the Company only if the Company has joined in or consented to the initiation of such claim;

•	advance prior to the final disposition of any indemnifiable claim any and all expenses relating to, arising out of or resulting from any indemnifiable claim paid or incurred by the director or officer or which the director or officer determines is reasonably likely to be paid or incurred by him or her; and

•	utilize commercially reasonable efforts to cause to be maintained in effect policies of directors’ and officers’ liability insurance providing coverage that is at least substantially comparable in scope and amount to that provided by the Company’s policies of directors’ and officers’ liability insurance at the time the parties enter into such indemnification agreement.

The indemnification provisions in our certificate of incorporation and the indemnification agreements entered into with our directors and officers may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act. We are covered by liability insurance policies which indemnify our and our subsidiaries’ directors and officers against loss arising from claims by reason of their legal liability for acts as such directors, officers, or trustees, subject to limitations and conditions as set forth in the policies.

The foregoing discussion of our certificate of incorporation and Delaware law is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation or law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 8-A, filed by the Company on July 6, 2006, File No. 000-52105)

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company dated July 2, 2008 (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q, filed by the Company on August 7, 2008, File No. 000-52105)

4.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company dated June 2, 2015 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by the Company on June 8, 2015, File No. 000-52105).

4.4	Certificate of Designation of Series A Junior Participating Preferred Stock of Kaiser Aluminum Corporation, as filed with the Secretary of State of the State of Delaware on April 7, 2016 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by the Company on April 8, 2016, File No. 000-52105).

4.5	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form 8-A, filed by the Company on July 6, 2006, File No. 000-52105)

4.6	Amendment to Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K, filed by the Company on June 8, 2015, File No. 000-52105).

4.7	Kaiser Aluminum Corporation 2016 Equity and Incentive Compensation Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed by the Company on April 20, 2016, File No. 001-09447)

4.8	Tax Asset Protection Rights Agreement, dated as of April 7, 2016, between Kaiser Aluminum Corporation and Computershare Inc., as Rights Agent (including the form of Certificate of Designation of Series A Junior Participating Preferred Stock attached as Exhibit A thereto, the form of Rights Certificate attached as Exhibit B thereto and the Summary of Rights to Purchase Preferred Stock attached as Exhibit C thereto) (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed by the Company on April 8, 2016, File No. 000-52105).

5.1*	Opinion of Jones Day

23.1*	Consent of Deloitte & Touche LLP

23.3	Consent of Jones Day (included in Exhibit 5.1)

24.1*	Powers of Attorney

*	Filed herewith

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Foothill Ranch, State of California, on May 26, 2016.

KAISER ALUMINUM CORPORATION

By:	/s/ Cherrie I. Tsai

Name:	Cherrie I. Tsai
Title:	Vice President, Deputy General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

By:	/s/ Jack A. Hockema Jack A. Hockema	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	May 26, 2016

By:	/s/ Daniel J. Rinkenberger Daniel J. Rinkenberger	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 26, 2016

By:	/s/ Neal West Neal West	Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 26, 2016

By:	/s/ Carolyn Bartholomew Carolyn Bartholomew	Director	May 26, 2016

By:	/s/ David Foster David Foster	Director	May 26, 2016

By:	/s/ L. Patrick Hassey L. Patrick Hassey	Director	May 26, 2016

By:	/s/ Teresa A. Hopp Teresa A. Hopp	Director	May 26, 2016

By:	/s/ Lauralee E. Martin Lauralee E. Martin	Director	May 26, 2016

By:	/s/ Alfred E. Osborne, Jr., Ph.D. Alfred E. Osborne, Jr., Ph.D.	Director	May 26, 2016

By:	/s/ Jack Quinn Jack Quinn	Director	May 26, 2016

By:	/s/ Thomas M. Van Leeuwen Thomas M. Van Leeuwen	Director	May 26, 2016

By:	/s/ Brett E. Wilcox Brett E. Wilcox	Director	May 26, 2016

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 8-A, filed by the Company on July 6, 2006, File No. 000-52105).

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q, filed by the Company on August 7, 2008, File No. 000-52105).

4.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company dated June 2, 2015 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by the Company on June 8, 2015, File No. 000-52105).

4.4	Certificate of Designation of Series A Junior Participating Preferred Stock of Kaiser Aluminum Corporation, as filed with the Secretary of State of the State of Delaware on April 7, 2016 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by the Company on April 8, 2016, File No. 000-52105).

4.5	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form 8-A, filed by the Company on July 6, 2006, File No. 000-52105)

4.6	Amendment to Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K, filed by the Company on June 8, 2015, File No. 000-52105).

4.7	Kaiser Aluminum Corporation 2016 Equity and Incentive Compensation Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed by the Company on April 20, 2016, File No. 001-09447)

4.8	Tax Asset Protection Rights Agreement, dated as of April 7, 2016, between Kaiser Aluminum Corporation and Computershare Inc., as Rights Agent (including the form of Certificate of Designation of Series A Junior Participating Preferred Stock attached as Exhibit A thereto, the form of Rights Certificate attached as Exhibit B thereto and the Summary of Rights to Purchase Preferred Stock attached as Exhibit C thereto) (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed by the Company on April 8, 2016, File No. 000-52105).

5.1*	Opinion of Jones Day

23.1*	Consent of Deloitte & Touche LLP

23.2	Consent of Jones Day (included in Exhibit 5.1)

24.1*	Powers of Attorney

*	Filed herewith